UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: March 10, 2015

COMMERCE UNION BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	333-197248	37-1641316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 South Main Street Springfield, Tennessee	37172
(Address of Principal Executive Offices)	(Zip Code)

(615) 384-3357

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

Special Meeting. On March 10, 2015, Commerce Union Bancshares, Inc. (“Commerce Union”) held a special meeting of shareholders. At the special meeting, Commerce Union’s shareholders were asked to vote on the three proposals detailed in Commerce Union and Reliant Bank’s joint proxy statement/prospectus filed with the Securities and Exchange Commission on January 30, 2015. Following is a summary of the voting results for the three proposals:

First. Agreement and Plan of Merger. The proposal to approve the Agreement and Plan of Merger, dated as of April 25, 2014, as amended on December 31, 2014, by and among Commerce Union, Commerce Union Bank, and Reliant Bank, attached to the joint proxy statement/prospectus, was approved with the following votes:

	Voted	Percent of Voted	Percent of Outstanding
For	2,301,061.11	99.49%	74.98%
Against	8,610.00	0.37%	0.28%
Abstain	3,187.84	0.14%	0.10%
Broker Non-votes	0	0	0%

Second. Amended and Restated Stock Option Plan. The proposal to adopt the Commerce Union Bancshares, Inc. Amended and Restated Stock Option Plan, which plan amends and restates the Commerce Union Bancshares, Inc. Stock Option Plan in order to increase the number of options available for issuance from 625,000 to 1,250,000 and to make certain other changes as described in the joint proxy statement/prospectus, was approved with the following votes:

	Voted	Percent of Voted	Percent of Outstanding
For	2,288,517.95	98.948%	74.57%
Against	21,191.00	0.916%	0.69%
Abstain	3,150.00	0.136%	0.10%
Broker Non-votes	0	0	0%

Third. Adjournment. The proposal to authorize Commerce Union’s board of directors to adjourn the Special Meeting to allow time for further solicitation of proxies in the event there were insufficient votes present at the Special Meeting, in person or by proxy, to approve the merger agreement or the amended and restated stock option plan was approved with the following votes:

	Voted	Percent of Voted	Percent of Outstanding
For	2,249,660.71	97.27%	73.31%
Against	52,825.00	2.28%	1.72%
Abstain	10,373.24	0.45%	0.34%
Broker Non-votes	0	0	0%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE UNION BANCSHARES, INC.

Date: March 12, 2015	By:	/s/ William R. DeBerry
William R. DeBerry
President & Chief Executive Officer